Exhibit A

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13G Amendment No. 4 dated March 18, 2025 relating to the Class A common stock, par value $0.0001 per share, of biote Corp. shall be filed on behalf of the undersigned.

ROYSTONE CAPITAL MANAGEMENT LP By: /s/ Laura Roche
Name: Laura Roche
Title: Chief Financial Officer of Roystone Capital Holdings LLC, its general partner

ROYSTONE MANAGEMENT HOLDINGS LLC By: /s/ Laura Roche
Name: Laura Roche
Title: COO/CFO

RB MANAGEMENT GP LLC By: /s/ Richard Barrera
Name: Richard Barrera
Title: Managing Member

ROYSTONE CAPITAL HOLDINGS LLC By: /s/ Richard Barrera
Name: Richard Barrera
Title: Managing Member

GUINES LLC By: /s/ Richard Barrera
Name: Richard Barrera
Title: Managing Member

RICHARD BARRERA By: /s/ Richard Barrera